                                        Filed pursuant to Rule 424(b)(3) and (c)
                                                   Registration Number 333-75646

                                 April 15, 2002

PROSPECTUS SUPPLEMENT
(to prospectus dated January 16, 2002 and to prospectus supplements dated January 22, 2002, January 28, 2002, January 30, 2002, February 25, 2002 and March 25, 2002)

                                  $172,500,000

                                 [PROVINCE LOGO]

                 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2008

                                   ----------

         This prospectus supplement supplements our prospectus dated January
16, 2002 and our prospectus supplements dated January 22, 2002, January 28, 2002, January 30, 2002, February 25, 2002 and March 25, 2002 relating to the sale by certain of our securityholders or by their transferees, pledgees, donees or other successors of up to $172,500,000 principal amount at maturity of our 4 1/4% Convertible Subordinated Notes due 2008 and the shares of our common stock issuable upon their conversion. You should read this supplement in conjunction with the prospectus and the prospectus supplements. This supplement is qualified by reference to the prospectus and the prospectus supplements, except to the extent the information in this supplement supersedes the information contained in the prospectus and the prospectus supplements.

                             Selling Securityholders

         The following table provides information regarding the principal amount at maturity of notes owned beneficially by certain of our selling securityholders, the percentage of outstanding notes held by such securityholders, and the number of shares of our common stock each securityholder would own beneficially upon conversion of its entire principal amount of notes.

         The table below supplements or amends the table of securityholders contained on pages 44 through 46 of the prospectus and the prospectus supplements. Accordingly, the information contained in the table supersedes the information in the prospectus and the prospectus supplements with respect to the securityholder listed below. This information was furnished to us by the listed securityholder on or before April 15, 2002. Because selling securityholders may at any time trade all or some of the notes listed without providing notice of such transactions to us, the table below may not reflect the exact value of notes held by the selling securityholder on the date hereof.

                                                                                            Percentage of      Number of Shares
                                                              Principal Amount of Notes         Notes          of Common Stock
         Name of Selling Securityholder                           Owned and Offered          Outstanding       That May be Sold
         ------------------------------                       -------------------------     -------------      ----------------
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer...........           $7,000                   *                   168

1976 Distribution Trust FBO Jane A. Lauder....................           14,000                   *                   336

2000 Revocable Trust FBO A.R. Lauder/Zinterhofer..............            7,000                   *                   168

Advent Convertible Master Cayman L.P..........................        5,065,000                  2.94%            121,888

Allentown City Firefighters Pension Plan......................           26,000                   *                   625

Allentown City Officers & Employees Pension Fund..............           10,000                   *                   240

Allentown City Police Pension Plan............................           50,000                   *                 1,203

American Motorist Insurance Company...........................          566,000                   *                13,620

Arapahoe County Colorado......................................           55,000                   *                 1,323

British Virgin Islands Social Security Board..................           78,000                   *                 1,877

City of New Orleans...........................................          227,000                   *                 5,462

City University of New York...................................          136,000                   *                 3,272

Grady Hospital Foundation.....................................          119,000                   *                 2,863

HFR Convertible Arbitrage Account.............................          298,000                   *                 7,171

Minnesota Power and Light.....................................          172,000                   *                 4,139

Municipal Employees...........................................          203,000                   *                 4,885

New Orleans Firefighters Pension/Relief Fund..................          123,000                   *                 2,959

Policeman and Fireman Retirement System of the City of Detroit          561,000                   *                13,500

Pro-mutual....................................................          673,000                   *                16,195

Shell Pension Trust...........................................          357,000                   *                 8,591

State of Maryland Retirement Agency...........................        2,871,000                  1.66%             69,090

The Grable Foundation.........................................          106,000                   *                 2,550

TrustMark Insurance...........................................          300,000                   *                 7,219
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